                                                                EXHIBIT 23.3

              Consent of Independent Certified Public Accountants
              ---------------------------------------------------




We have issued our report dated January 17, 1997 before giving retroactive effect to the pooling of interest as described in Note 2 to the consolidated financial statements of First Commonwealth Financial Corporation and its subsidiaries for the year ended December 31, 1998 included in the 1998 Annual Report of First Commonwealth Financial Corporation and subsidiaries on Form 10-K for the year ended December 31, 1998 which is incorporated by reference in this Registration Statement. We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
-----------------------------------

Philadelphia, Pennsylvania
October 18, 1999